Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Catamaran Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-187011 and 333-194350) and Form S-8 (Nos. 333-182569, 333-182598, 333-181189, 333-174671, 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402) of Catamaran Corporation (the Company) of our reports dated February 27, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of Catamaran Corporation.

/s/ KPMG LLP
Chicago, Illinois
February 27, 2015